Exhibit 10.1

January 20, 2023

Ryan Perfit CRIO, LLC

1332 Park Place

Brooklyn, NY 11213

Dear Ryan:

This letter shall set forth the agreement between CRIO, LLC ("Ryan Perfit” or "you") and Fluent, Inc. (“Fluent” or “us”) with regard to Ryan Perfit providing consulting services to Fluent in connection with the project described below.

1.	Project Services. You agree to serve as Fluent’s Interim Chief Financial Officer (“CFO”). Your project includes:
●	Serving as our Interim CFO and Chief Accounting Officer;
●	Direction and oversight of the preparation of Fluent’s financial statements;
●	Management and oversight of Fluent’s Finance, Accounting, and Financial Planning and Analysis teams;
●	Preparation, review and certification of Fluent’s SEC filings including 2022 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q; and
●	such other duties and responsibilities that are typically exercised by an individual serving as the chief financial officer at entities of the size and nature of Fluent.

2.    Compensation and Terms. We will pay you a monthly consulting fee of $50,000 during the term. The term will commence on February 1, 2023, and continue through July 31, 2023 (“Initial Term”), which will be extended for one-month periods of up to six months, unless given 30 days prior written notice by either party during the Initial Term and 15 days prior written notice during any one-month renewal. You should submit monthly invoices to APinvoices@fluentco.com, copying the CEO on your invoices. You will also need to complete a Form W-9 which will be provided under separate cover. Fluent will process payment within

(15) fifteen days of submission and approval.

3.    Representations, Warranties and Covenants. You represent, warrant and agree that: (I) you will perform the services in a commercially reasonable manner in accordance with all applicable laws and regulations and in accordance with the standard generally prevailing in the industry and on a work for hire basis; (ii) you have all necessary rights and authority to execute and deliver this Agreement and perform your obligations hereunder; and (iii) neither this Agreement nor the performance of your obligations hereunder will place you in breach of any other contract or obligation to which you are a party and will not violate the rights of any third party.

Ryan Perfit

January 20, 2023

4.    No Agency, Commitments or Expenditures. The parties expressly intend and agree that you are not, and shall not hold yourself out as being, our agent. As such you will have no authority to bind us to any agreement or obligation, express or implied. You may not enter into any contracts or make any commitments to third parties on our behalf, either orally or in writing, without our prior, written consent. You may not commit to expenditures on our behalf without our prior written approval.

5.    Independent Contractor. The parties expressly intend and agree that, in performing the services, you are acting as an independent contractor and not as our employee, affiliate or agent. This Agreement will not be construed as creating a partnership, joint venture, agency, or employment relationship. Except as otherwise provided for herein or as otherwise required to provide services hereunder, (I) you retain sole and absolute discretion, control, and judgment in the manner and means of performing the services hereunder, (ii) determine the place and manner that you will provide the services, (iii) you are free to make your services available to others provided they are not in a business which is directly competitive with our business and subject to the confidentiality provisions contained in Section 6 below, and (iv) you understand and agree that you are not entitled to any of the rights and privileges established for our employees, including retirement benefits, medical insurance coverage, life insurance coverage, disability insurance coverage, severance pay benefits, paid vacation, holiday or sick time, overtime pay, equity or bonus incentive plans, or any other plans, programs or benefits that we may offer now or in the future to full or part-time employees, except as herein expressly provided to the contrary.

6.	Confidentiality; Ownership of Intellectual Property.

6.1    Confidential Information Defined. Confidential Information shall mean any proprietary information relating in any way to our business disclosed to or known to you as a consequence of, result of, or through your engagement by us which may consist of, but not be limited to, technical and non-technical information about our proprietary products, processes, programs, concepts, forms, business methods, data, plans, budgets, any and all financial and accounting data, employees, marketing, customers, customer lists, and services and information corresponding thereto acquired by you during the Term. Confidential Information shall also include the existence and the terms of this agreement. Confidential Information does not include information that (a) was or has become generally available to the public; (b) was in your possession before we furnished it to you; (c) becomes available to you on a non-confidential basis from another source; (d) is independently developed by you without using any of our Confidential Information; or (e) would be obvious to someone skilled in our business or would, for someone skilled in our business, be a natural outgrowth of information already in that person’s possession.

6.2    Non-Disclosure. You agree that, except as we direct, you will not at any time during or after your engagement: (a) disclose any Confidential Information to any person or entity, including any future company in competition with us which utilizes your services; (b) permit any person or entity to examine and/or make copies of any Confidential Information or reports or documents prepared by you or that come into your possession or control by reason of your work provided hereunder except if those persons are serving as consultants or advisers to you; or (c) use any such Confidential Information for purposes other than those contemplated herein and other than on our behalf. Upon termination of this Agreement, you will turn over to us all documents, papers and other material in your possession or control, and any copies thereof, which contain or relate to such Confidential Information.

Ryan Perfit

January 20, 2023

6.3    Proprietary Rights. All work you perform for us in the course of providing services is on a work for hire basis and all work product as a result thereof is our property and we shall own all title and interest therein. To the extent that title to any such work may not, by operation of law, vest in us or such work may not be considered work made for hire, you agree to unconditionally assign all right, title, and interest therein to us. All such work shall belong exclusively to us, and we will have the right to obtain and to hold in our own name, patents, copyrights, registrations, or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. You agree to give us reasonable assistance, at our expense, required to perfect the rights defined in this Section.

6.4    No Infringement of Rights of Others. You agree that in producing your work hereunder you will not knowingly infringe upon the patent, trademark, copyright or other intellectual property rights or trade secrets (“Intellectual Property”) of third parties and will not plagiarize the Intellectual Property of third parties. By illustration, you agree that you will have no rights to use or re-use Intellectual Property of ours or produced for us for any third party, and no rights to use or re-use Intellectual Property of or produced for any third party for us.

7.    Termination on Notice. This Agreement may be terminated at any time and for any reason upon either party after the Initial Term by giving no less than 15 days prior written notice to the other. Each party’s rights and obligations will remain in full force and effect regardless of the reason or cause for termination or which party was at fault.

8.    Indemnification. Each party (“indemnifying party”) agrees to indemnify, defend and hold harmless the other party and their officers, directors, equity owners, employees and affiliates (collectively, “indemnified party”) from and against any and all claims, lawsuits, damages and liabilities whatsoever, together with all related expenses and attorneys’ fees (herein "Claims") based on any act or omission resulting from gross negligence or willful misconduct of the indemnifying party, regardless of where such act or omission occurs, arising out of or in connection with (i) any misrepresentation of the contractual relationship between the parties, (ii) breach of any the representations, warranties or covenants contained in this Agreement, or (iii) Fluent’s conduct of its business. The indemnifying party further agrees that it will not act in any manner to discriminate against or harass any of the indemnified party’s employees on the basis of race, color, age, national origin, ancestry, religion, disability, or other protected status. The obligations in this paragraph shall include the duty to fully indemnify, defend and hold the indemnified party harmless for any costs or liability arising from such acts above, including but not limited to payment of such indemnified party’s legal fees and expenses.

Ryan Perfit

January 20, 2023

9.    Insurance. You agree to obtain your own insurance coverages, including for travel. You agree to ASSUME ALL RISK & LIABILITY for any injury or death which may be suffered upon our premises or in the performance of services for us. Except in the event of our gross negligence or willful misconduct, you agree to release us, our personnel, affiliates, third- party clients, suppliers, and vendors from liability relating to injury, property damage, theft, emotional trauma, death, or physical stress and agree not to sue, claim against, or prosecute us or our personnel for any personal injury or death.

10.	General Provisions.

10.1    This Agreement, along with all attachments, supersedes all prior oral and written agreements relating to the subject matter hereof. This Agreement may be executed in counterparts, each of which shall constitute an original, and may be executed on facsimile counterparts exchanged electronically which shall be treated as bonding original signatures. Amendments to this Agreement shall be effective only if in writing and signed by both parties.

10.2    New York law, without regard to conflicts of law provisions, shall govern this Agreement.

10.3    All notices and authorizations to be given shall be in writing and will be given or made by hand delivery, confirmed facsimile or email, U.S. mail or overnight express carrier addressed to the respective parties at the addresses set forth above. Notice will be deemed to have been given or made: (i) if by hand, upon receipt thereof; (ii) if by confirmed facsimile or email, upon receipt of the machine generated confirmation of transmission by the sender; (iii) if by overnight express carrier, upon delivery; and (iv) if mailed, three after deposit in the U.S. mails, postage prepaid, certified mail return receipt requested.

10.4    If any provision of this Agreement shall be held to be invalid or unenforceable, such provision shall be severable and the remainder of this Agreement shall remain in full force and effect.

10.5    Our rights and remedies are cumulative and the exercise or enforcement of any one or more of them will not preclude us from exercising or enforcing any other right to remedy. Our delay or failure to exercise any of our rights in any one instance will not preclude us from exercising such rights at a later time.

10.6    This Agreement shall inure to and shall be binding upon the parties hereto, our respective successors and assigns, and your heirs and personal representatives. Paragraphs 3, 4, 5, 6, 8 and 10 hereof shall survive termination of this Agreement.

[SIGNATURES ON FOLLOWING PAGE]

Ryan Perfit

January 20, 2023

If the foregoing correctly reflects your agreement with the matter provided for herein, please return a signed copy of this letter to the undersigned.

Sincerely,

Fluent, LLC

By:
Name:	Donald Patrick
Title:	Chief Executive Officer

AGREED TO:
CRIO, LLC

By:
Ryan Perfit, Managing Member 1/20/2023
Date: